                          AGREEMENT AND PLAN OF MERGER

For valuable and adequate consideration, Eclipsys Corporation, a Delaware corporation ("Eclipsys"), ECLP Merger Corp., a Delaware corporation and a wholly owned subsidiary of Eclipsys ("Merger Sub"), MSI Solutions, Inc., a Georgia corporation ("MSI Solutions"), MSI Integrated Services, Inc., a Georgia corporation ("MSI Services" and together with MSI Solutions, "MSI"), Anna L. Bean, an individual resident of the State of Georgia and a shareholder of MSI Solutions and MSI Services ("Bean"), Michael R. Cote, an individual resident of the State of Georgia and a shareholder of MSI Solutions and MSI Services ("Cote"), Robert J. Feldman, an individual resident of the Commonwealth of Virginia and a shareholder of MSI Solutions and MSI Services ("Feldman") and The 1997 Feldman Family Trust, established under that certain agreement dated August 15, 1997 ("Feldman Trust" and together with Bean, Cote and Feldman, "MSI Shareholders" and individually an "MSI Shareholder") hereby agree this 11th day of June, 1999, as follows:

Eclipsys, the Merger Sub, MSI and the MSI Shareholders are referred to collectively as the "Parties".

THE MERGER

1. The Merger. Upon and subject to the terms and conditions of this Agreement and Plan of Merger (this "Agreement"), the Merger Sub shall merge with and into MSI Solutions and immediately thereafter MSI Services shall merge with and into MSI Solutions. The merger of MSI Services with and into MSI Solutions shall occur at such point in time as MSI Solutions shall be a subsidiary of Eclipsys and shall be effective as of the Effective Time (as hereinafter defined). From and after the Effective Time, the separate corporate existence of the Merger Sub and MSI Services shall cease and MSI Solutions shall continue as the surviving corporation (the "Surviving Corp.") in the Mergers (as hereinafter defined). The "Effective Time" shall mean the time at which MSI Solutions, MSI Services and Merger Sub shall have filed proper certificates or articles of merger or other appropriate documentation (the "Certificates of Merger") with the Secretaries of State of the States of Delaware and Georgia. The "Mergers" shall mean the merger of Merger Sub with and into MSI Solutions and immediately thereafter the merger of MSI Services with and into MSI Solutions in accordance with the terms of this Agreement. The Mergers shall have the effect set forth in
Section 259 of the Delaware General Corporation Law (the "DGCL") and Section 14-2-1106 of the Georgia Business Corporation Code (the "GBCC").

2. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at Eclipsys' offices in Delray Beach, Florida, on the closing date (the "Closing Date") which shall be the earlier of:


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         2.1.     June 21, 1999 at 10:00 a.m. local time, provided all the
         conditions to Closing set forth in Sections 33, 34 and 35 (the "Closing Conditions") have been satisfied or waived, or

         2.2. on such other mutually agreeable date as soon as practicable after all Closing Conditions have been satisfied or waived.

3.       Actions at the Closing. At the Closing,

         3.1. MSI shall deliver to Eclipsys and the Merger Sub the various certificates, instruments and documents as specified under Section 34,

         3.2. Eclipsys and the Merger Sub shall deliver to MSI the various certificates, instruments and documents as specified under Section 35,

         3.3. MSI Solutions, MSI Services and the Merger Sub shall file with the Secretaries of State of the States of Delaware and Georgia the Certificates of Merger,

         3.4. each MSI Shareholder, other than holders of Dissenting Shares (as hereinafter defined), shall deliver to Eclipsys for cancellation ("Surrender") each certificate representing MSI Stock (as hereinafter defined), and

         3.5. Eclipsys shall authorize BankBoston, N.A. (the "Exchange Agent") to issue the Merger Shares (as hereinafter defined) to each holder of MSI Stock who shall have Surrendered certificates representing their MSI Stock.

4. Additional Action. After the Effective Time, the Surviving Corp., on behalf of MSI Solutions, MSI Services and/or the Merger Sub, may execute and deliver documents or take any other action needed to consummate each of the Mergers in accordance with the terms and conditions hereof.

5.       Common Stock.

         5.1. "MSI Solutions Stock" shall mean the common stock, par value $.10 per share, of MSI Solutions that is issued and outstanding immediately prior to the Effective Time.

         5.2. "MSI Services Stock" shall mean the common stock, par value $.10 per share, of MSI Services that is issued and outstanding immediately prior to the Effective Time.

         5.3. "MSI Stock" shall mean collectively the MSI Solutions Stock and the MSI Services Stock.

         5.4. "Eclipsys Stock" shall mean one share of common stock, par value of $.01 per share, of Eclipsys.

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         5.5.     "Merger Sub Stock" shall mean one share of common stock, par value of $.01 per share, of Merger Sub.

         5.6. "Surviving Corp. Stock" shall mean one share of common stock, par value of $0.10 per share, of the Surviving Corp.

6. Conversion of Shares. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holder of any of the following securities:

         6.1. Each share of MSI Solutions Stock will be converted into the right to receive, and for each share of MSI Solutions Stock that is Surrendered, MSI Shareholders shall receive the quantity of Eclipsys Stock equal to the MSI Solutions Conversion Ratio (as hereinafter defined) (the "MSI Solutions Merger Shares"),

         6.2. Each share of MSI Services Stock will be converted into the right to receive, and for each share of MSI Services Stock that is Surrendered, MSI Shareholders shall receive the quantity of Eclipsys Stock equal to the MSI Services Conversion Ratio (as hereinafter defined) (the "MSI Services Merger Shares" and together with the MSI Solutions Merger Shares, the "Merger Shares"),

         6.3. The "MSI Solutions Conversion Ratio" shall be equal to .30614 which equals a fraction (i) the numerator of which is 2,374,000 and
         (ii) the denominator of which is the sum of MSI Solutions Stock and the MSI Solutions Stock subject to Options (as hereinafter defined) and Warrants (as hereinafter defined) outstanding at the time of the merger of Merger Sub with and into MSI Solutions. The "MSI Services Conversion Ratio" shall be equal to .54259 which equals a fraction (i) the numerator of which is 1,000 and (ii) the denominator of which is the number of shares of MSI Services Stock outstanding at the time of the merger of MSI Services with and into MSI Solutions. The MSI Solutions Conversion Ratio and the MSI Services Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting Eclipsys Stock, MSI Services Stock and/or MSI Solutions Stock between the date of this Agreement and the Effective Time.

         6.4. Each share of Merger Sub Stock will be converted into the right to receive, and for each share of Merger Sub Stock that is tendered to the Surviving Corp., Eclipsys shall receive one share of the Surviving Corp. Stock, and

         6.5. MSI Stock owned beneficially by Eclipsys or the Merger Sub shall be canceled without any payment.



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7.       Dissenting Shares.

         7.1. "Dissenting Share" shall mean each share of MSI Stock held as of the Effective Time by an MSI Shareholder who:

                  1. has not voted such MSI Stock in favor of the adoption of this Agreement and the Mergers,

                  2. has exercised the MSI Shareholder's Appraisal Right (as hereinafter defined), and

                  3. such Appraisal Right has not been effectively withdrawn or forfeited prior to the Effective Time.

         7.2. "Appraisal Right" shall mean the right to an appraisal of the related stock that has been duly demanded and perfected in accordance with Sections 14-2-1321 and 14-2-1323 of the GBCC. Dissenting Shares shall not be converted into Merger Shares until such MSI Shareholder forfeits or withdraws all Appraisal Rights. Upon the forfeiture or withdrawal of any Appraisal Right, such Dissenting Shares shall be converted into Merger Shares.

         7.3. MSI promptly shall notify Eclipsys of any Dissenting Shares. Eclipsys shall direct all settlement or other negotiating activities related to such Dissenting Shares. Except with Eclipsys' prior written consent, MSI shall not make any payment or offer to settle any matter related to any Dissenting Shares.

8. Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to former MSI Shareholders upon the surrender for exchange of stock certificates evidencing MSI Stock ("Certificates") and such former MSI Shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Eclipsys with respect to any fractional Merger Shares that would otherwise be issued to such former MSI Shareholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former MSI Shareholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Merger Share.

9. Dividends. No dividends or other distributions that are payable to the holders of record of Eclipsys Stock as of a date on or after the Closing Date shall be paid to former MSI Shareholders entitled by reason of the Mergers to receive Merger Shares until such holders Surrender their Certificates. Upon such Surrender, Eclipsys shall pay or deliver to the persons in



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whose name the Certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Eclipsys Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such Surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

10.      Options and Warrants.

         10.1. As of the Effective Time, all outstanding options to purchase MSI Solutions Stock issued by MSI Solutions pursuant to its stock option plans or otherwise ("Options") and outstanding warrants to purchase MSI Solutions Stock ("Warrants"), whether vested or unvested, shall be assumed by Eclipsys. Immediately after the Effective Time, each Option or Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute an option or warrant to acquire, on the same terms and conditions as were applicable under such Option or Warrant at the Effective Time, such number of shares of Eclipsys Stock as is equal to the number of shares of MSI Solutions Stock subject to the unexercised portion of such Option or Warrant multiplied by the MSI Solutions Conversion Ratio (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number or, in the case of .5, to the nearest odd number). The exercise price per share of each such assumed Option or Warrant shall be equal to the exercise price of such Option or Warrant immediately prior to the Effective Time divided by the MSI Solutions Conversion Ratio. The term, exercisability, vesting schedule, status as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

         10.2. As soon as practicable after the Effective Time, Eclipsys or the Surviving Corp. shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders' rights pursuant to such Options and Warrants, as amended by this Section 10, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section).

         10.3. Eclipsys shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Eclipsys Common Stock for delivery upon exercise of the Options and Warrants assumed in accordance with this Section 10. As soon as practicable after the Effective Time, Eclipsys shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act") with respect to all shares of Eclipsys Stock subject to Options that may be registered on a Form S-8, and shall use its reasonable best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.



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11.      Certificate of Incorporation. The Certificate of Incorporation of the
Surviving Corp. shall be the same as the Certificate of Incorporation of MSI Solutions immediately prior to the Effective Time.

12. By-laws. The By-laws of the Surviving Corp. shall be the same as the By-laws of MSI Solutions immediately prior to the Effective Time.

13. Directors and Officers. The directors of the Merger Sub shall become the directors of the Surviving Corp. as of the Effective Time. The officers of MSI shall remain as officers of the Surviving Corp. after the Effective Time, retaining their respective positions, except as specified by Eclipsys pursuant to Section 34.8.

14. No Further Rights. After the Effective Time, no MSI Stock shall be deemed to be outstanding, and holders of Certificates shall cease to have any related rights, except as provided in this Agreement or pursuant to applicable law.

15. Closing of Transfer Books. At the Effective Time, the stock transfer books of MSI Solutions and MSI Services shall be closed and no transfer of MSI Solutions Stock or MSI Services Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corp. or the Exchange Agent, they shall be canceled and exchanged for Merger Shares in accordance with this Agreement and subject to applicable law in the case of Dissenting Shares.

MSI  REPRESENTATIONS AND WARRANTIES

16. MSI Representations and Warranties. With such exceptions as are set forth in a letter (the "MSI Disclosure Letter") delivered by MSI Solutions and MSI Services to Eclipsys prior to the execution hereof, MSI Solutions and MSI Services hereby represent and warrant to Eclipsys and the Merger Sub as follows:

         16.1. Organization, Qualification and Corporate Power. Each of MSI Solutions and MSI Services is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of MSI Solutions and MSI Services is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have an MSI Material Adverse Effect (as hereinafter defined). Each of MSI Solutions and MSI Services has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Each of MSI Solutions and MSI Services has furnished to Eclipsys true and complete copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date of this Agreement. Neither MSI Solutions nor MSI Services is in default under or in violation of any provision of its Articles of Incorporation or By-laws. An "MSI Material Adverse Effect" shall mean any event, change, circumstance or effect, or combination



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         thereof, which, individually or in the aggregate, has a material adverse effect upon the assets, business, financial condition or results of operations of MSI Solutions and MSI Services taken as a whole; provided, however, that an MSI Material Adverse Effect shall not include any event, change, circumstance or effect arising out of : (i) overall market conditions in the healthcare information technology sector or the economy generally; (ii) the public announcement of the Mergers or the transactions contemplated hereby; or (iii) proposed or pending legislation, regulation or administrative action of any governmental authority.

         16.2.    MSI Capitalization.

                  1. The authorized capital stock of MSI Solutions consists of 50,000,000 shares of common stock, par value $.10 per share, of which 7,372,000 shares are issued and outstanding, and no shares are held in the treasury of MSI Solutions. The authorized capital stock of MSI Services consists of 2,100 shares of common stock, par value $.10 per share, of which 1,843 shares are issued and outstanding, and no shares are held in the treasury of MSI Services. The MSI Disclosure Letter sets forth a complete and accurate list of
                  (i) all shareholders of record of MSI Solutions, indicating the number of shares of MSI Solutions Stock held of record by each such shareholder, (ii) all shareholders of record of MSI Services, indicating the number of shares of MSI Services Stock held of record by each such shareholder and (iii) all holders of Options and Warrants, indicating the number of shares as of MSI Solutions Stock and MSI Services Stock subject to each such Option and Warrant. Except as set forth in the MSI Disclosure Letter, all of the issued and outstanding MSI Stock is, and all MSI Stock that may be issued upon exercise of Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which either MSI Solutions or MSI Services is a party or which are binding upon either of them providing for the issuance, disposition or acquisition of any of the capital stock of MSI Solutions or MSI Services, other than the Options and Warrants listed in the MSI Disclosure Letter. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to MSI Solutions or MSI Services capital stock. Except as set forth in the MSI Disclosure Letter, there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any MSI Stock or any other shares of capital stock of MSI Solutions or MSI Services. All of the issued and outstanding MSI Stock was issued in compliance with applicable federal and state securities laws except such noncompliance as would not have an MSI Material Adverse Effect.

                  2. Except as set forth in the MSI Disclosure Letter, there are no equity securities of any class of MSI Solutions or MSI Services or any security exchangeable into or exercisable for such equity securities, issued, reserved for


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                  issuance or outstanding. Except as set forth in the MSI
                  Disclosure Letter, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which MSI Solutions or MSI Services is a party or by which either of them is bound obligating MSI Solutions or MSI Services to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of MSI Solutions or MSI Services or obligating either of them to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transactions contemplated by this Agreement.

         16.3. Authorization of Transactions. Each of MSI Solutions and MSI Services has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance by MSI Solutions and MSI Services of this Agreement and the consummation by MSI Solutions and MSI Services of the contemplated transactions have been duly and validly authorized by all necessary corporate action on the part of MSI Solutions and MSI Services, including the requisite approval of shareholders. This Agreement has been duly and validly executed and delivered by MSI Solutions and MSI Services and, assuming the due authorization, execution and delivery by Eclipsys and Merger Sub, constitutes a valid and binding obligation of MSI Solutions and MSI Services, enforceable against MSI Solutions and MSI Services in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. This Agreement has been duly and validly executed and delivered by each of the MSI Shareholders and, assuming the due authorization, execution and delivery by Eclipsys and the Merger Sub, constitutes a valid and binding obligation of each of the MSI Shareholders, enforceable against each of the MSI Shareholders in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         16.4. Noncontravention. Neither the execution and delivery of this Agreement by MSI Solutions, MSI Services or the MSI Shareholders, nor, subject to (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (ii) the filing of the Certificates of Merger in accordance with the DGCL and the GBCC, the consummation by MSI Solutions, MSI Services and the MSI Shareholders of the contemplated transactions, will:

                  1. conflict with or violate any provision of the Articles of Incorporation or By-laws of MSI Solutions and MSI Services,

                  2. to the knowledge of MSI, require on the part of MSI Solutions, MSI Services or any of the MSI Shareholders any filing with, or any permit,



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                  authorization, consent or approval of, any court,
                  arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"),

                  3. except as set forth in the MSI Disclosure Letter, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as hereinafter defined) or other arrangement to which MSI Solutions or MSI Services is a party or by which either of them is bound or to which any of their assets is subject, other than such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations and such failures to comply with applicable notice, consent and waiver requirements as would not have an MSI Material Adverse Effect,

                  4. result in the imposition of any Security Interest upon any material assets of MSI Solutions or MSI Services, or

                  5. violate any order, writ, injunction, decree, statute, rule or regulation applicable to MSI Solutions or MSI Services or any of their respective properties or assets except such violations as would not have an MSI Material Adverse Effect.

         "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than

                           1.       mechanic's, materialmen's, and similar
                           liens,

                           2. liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and

                           3. liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of MSI Solutions and MSI Services.

         16.5. Subsidiaries. Neither MSI Solutions nor MSI Services has any direct or indirect equity participation in any corporation, limited liability company, partnership, trust, or other business association.

         16.6.    Financial Statements.



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

                  1.       MSI has provided to Eclipsys:

                           1. the unaudited balance sheets and statements of income, changes in shareholder's equity of MSI Solutions and MSI Services as of and for each of the fiscal years ended December 31, 1997 and 1998; and

                           2. the unaudited balance sheet (the "Most Recent Balance Sheet") and statements of income and changes in shareholders' equity of MSI Solutions and MSI Services as of and for the four (4) months ended April 30, 1999.

                  2. Such financial statements (collectively, the "MSI Financial Statements") have been prepared on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of MSI Solutions and MSI Services as of the respective dates and for the periods referred to and are consistent with the books and records of MSI Solutions and MSI Services; provided, however, that the MSI Financial Statements referred to in subsection 1.2 above are subject to normal recurring year end adjustments.

         16.7. Absence of Material Adverse Changes. Since the date of the Most Recent Balance Sheet,

                  1. there has not been any MSI Material Adverse Effect, nor has there occurred any event or development which could reasonably be foreseen to result in such an MSI Material Adverse Effect in the future, and

                  2. except as disclosed in the MSI Disclosure Letter or consented to in writing by Eclipsys, neither MSI Solutions nor MSI Services has taken any of the actions prohibited under
                  Section 21 of this Agreement.

         16.8. Undisclosed Liabilities. Neither MSI Solutions nor MSI Services has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for

                  1. liabilities shown on or otherwise reflected in the Most Recent Balance Sheet,

                  2. liabilities which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business, and

                  3. contractual and other liabilities arising under or pursuant to matters, documents or disclosures set forth in the MSI Disclosure Letter.



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         16.9.    Tax Matters.

                  1. Each of MSI Solutions and MSI Services has filed all Tax Returns (as hereinafter defined) that it was required to file prior to the date of this Agreement, subject to any allowable extension, and all such Tax Returns were correct and complete in all material respects. Each of MSI Solutions and MSI Services has paid all Taxes (as hereinafter defined) that are shown to be due on any such Tax Returns. Neither MSI Solutions nor MSI Services has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included MSI Solutions or MSI Services during a prior period) other than MSI Solutions and MSI Services. There is no federal tax liability for MSI Solutions as of the Closing Date or for periods prior thereto. All Taxes that MSI Solutions or MSI Services is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute. "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  2. MSI has delivered to Eclipsys correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by MSI Solutions or MSI Services for its taxable years ended after December 31, 1995. No examination or audit of any Tax Returns of MSI by any Governmental Entity is currently in progress or, to the knowledge of MSI, threatened or contemplated. MSI has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  3. Neither MSI Solutions nor MSI Services is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of MSI Solutions or MSI Services is subject to an election under Section 341(f) of the Code. Neither MSI Solutions nor MSI Services has been a United States "real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the




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                  Code. Neither MSI Solutions nor MSI Services is a party to any
                  Tax allocation or sharing agreement.

                  4. Neither MSI Solutions nor MSI Services has ever been a member of an "affiliated group" of corporations within the meaning of Section 1504 of the Code.

                  5. MSI Solutions is a "small business corporation" and has maintained a valid election to be an "S" corporation under Subchapter S of the Code, and the equivalent provisions of all applicable state income tax statutes for all taxable years since the taxable year ended December 31, 1996.

         16.10. Assets. Each of MSI Solutions and MSI Services owns or leases all tangible assets necessary for the conduct of its respective businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

         16.11. Real Property. Neither MSI Solutions nor MSI Services owns any real property.

         16.12. Intellectual Property. Each of MSI Solutions and MSI Services owns or has the right to use all Intellectual Property (as hereinafter defined) incorporated in its products or necessary for, or used in, the operation of its business as presently conducted (the "MSI Intellectual Property"). Each item of MSI Intellectual Property will be owned or available for use by the Surviving Corp. on substantially identical terms and conditions immediately following the Closing.

                  1.       "Intellectual Property" shall mean all

                           1.       patents and patent applications,

                           2.       copyrights and registrations,

                           3.       mask works and registrations and
                           applications for registration,

                           4.       computer software, data and documentation,

                           5.       trade secrets, and

                           6. trademarks, service marks, trade names and applications and registrations therefor.

                  2.       To MSI's knowledge:

                           1. no other person or entity has any rights to any of the MSI Intellectual Property (except pursuant to agreements or licenses);

                           2. no other person or entity is infringing, violating or misappropriating any of the MSI Intellectual Property; and

                           3. none of the activities or business presently conducted by MSI Solutions and MSI Services infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.

                  3. Neither MSI Solutions nor MSI Services has received any written complaint, written claim or written notice alleging any such infringement, violation or misappropriation of any third party's Intellectual Property rights and, to the knowledge of MSI, no such claim has been threatened by any third party. Each of MSI Solutions and MSI Services has made available to Eclipsys complete and accurate copies of all written documentation in their possession relating to claims or disputes known to MSI concerning any item of the MSI Intellectual Property.

                  4. The MSI Disclosure Letter sets forth an accurate and complete list of each patent, patent application, copyright registration, mask work registration or application therefor, and trademark or service mark registration or application therefor of MSI Solutions and MSI Services.

                  5. The MSI Disclosure Letter sets forth an accurate and complete list of each license or other agreement (or type of license or other agreement) pursuant to which either MSI Solutions or MSI Services has licensed, distributed or otherwise granted any rights to any third party with respect to, any of the MSI Intellectual Property.

                  6. The MSI Disclosure Letter sets forth an accurate and complete list of each item of MSI Intellectual Property that is owned by a party other than MSI, and the license or agreement pursuant to which MSI uses it (excluding off-the-shelf software programs licensed by MSI Solutions or MSI Services pursuant to shrink wrap licenses).

                  7. Neither MSI Solution nor MSI Services has disclosed the source code for any of the software owned by MSI Solutions or MSI Services and incorporated in its products or necessary for the operation of its business as presently conducted (the "Software") other than to parties owing a duty of confidentiality to MSI Solutions and/or MSI Services, by contract or otherwise.

                  8. All of the Software has been created by employees of MSI Solutions or MSI Services within the scope of their employment by MSI or by independent contractors of MSI Solutions or MSI Services who have executed agreements expressly assigning all right, title and interest in the Software to either MSI Solutions or MSI Services. No portion of the Software was jointly developed with any third party.

         16.13. Real Property Leases. The MSI Disclosure Letter sets forth an accurate and complete list of all real property leased or subleased to MSI and lists the term of such lease, any extension and expansion options, and the rent payable for the lease. MSI has delivered to Eclipsys correct and complete copies of the leases and subleases (as amended to date) listed in the MSI Disclosure Letter. With respect to each lease and sublease listed in the MSI Disclosure Letter:

                  1. the lease or sublease is legal, valid, binding, enforceable against MSI Solutions or MSI Services, as the case may be, to the extent material to the business and operations of MSI Solutions and MSI Services taken as a whole and such lease or sublease will continue to be legal, valid, binding and enforceable against MSI Solutions following the Closing in accordance with the terms as in effect prior to the Closing, to the extent material to the business and operations of MSI Solutions following the Closing;

                  2. to the knowledge of MSI, no party to any such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration under any such agreement;

                  3. to the knowledge of MSI, there are no disputes, oral agreements or forbearance programs in effect as to any such lease or sublease;

                  4. Neither MSI Solutions nor MSI Services has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created pursuant to any such lease or sublease; and

                  5. all facilities leased or subleased are supplied with utilities and other services necessary for the operation of said facilities in the Ordinary Course of Business.

         16.14. Contracts. The MSI Disclosure Letter sets forth an accurate and complete list of the following written arrangements (including without limitation written agreements) to which MSI Solutions or MSI Services is a party:

                  1. any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

                  2. any written arrangement (or group of related written arrangements) for the provision of products or services to customers of MSI Services or MSI Solutions since 1991;

                  3. any written arrangement (or group of related written arrangements) in which MSI Solutions or MSI Services has granted manufacturing rights, most favored nation pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  4. any written arrangement establishing a partnership or joint venture;

                  5. any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  6. any written arrangement concerning confidentiality or noncompetition;

                  7. any written arrangement involving any of the MSI Shareholders or their "affiliates", as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")(the "MSI Affiliates");

                  8. any written arrangement under which the consequences of a default or termination could have an MSI Material Adverse Effect; and

                  9. any other written arrangement (or group of related written arrangements) (i) involving more than $50,000 annually and (ii) not entered into in the Ordinary Course of Business.

         With the exception of those written arrangements listed in the MSI Disclosure Letter pursuant to Section 16.14.6, MSI has delivered or made available to Eclipsys a correct and complete copy of each written arrangement (as amended to date) listed in the MSI Disclosure Letter pursuant to this Section 16.14. With respect to each such written arrangement so listed:

                  1. the written arrangement is legal, valid, binding and enforceable against MSI Solutions or MSI Services, as the case may be, to the extent material to the business and operations of MSI Solutions and MSI Services taken as a whole;

                  2. the written arrangement will continue to be legal, valid, binding and enforceable against MSI Solutions and MSI Services, as the case may be, following the Closing in accordance with the terms in effect prior to the Closing, but only to the extent material to the business and operations of MSI Solutions and MSI Services taken as a whole following the Closing;

                  3. neither MSI Solutions nor MSI Services is, and to MSI's knowledge, no other party is, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under any such written agreement, other than such breaches, defaults, terminations, modifications or accelerations as would not have an MSI Material Adverse Effect; and

                  4. neither MSI Solutions nor MSI Services is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in the MSI Disclosure Letter pursuant to the provisions of this
                  Section 16.14.

         16.15. Accounts Receivable. All accounts receivable of MSI Solutions and MSI Services reflected on the Most Recent Balance Sheet are valid receivables (net of the applicable reserve for bad debts reflected thereon).

         16.16. Performance Bonds and Powers of Attorney. There are no outstanding performance bonds or powers of attorney executed on behalf of MSI Solutions or MSI Services.

         16.17. Insurance. The MSI Disclosure Letter sets forth the name of the insurer, the name of the policyholder, the name of each covered insured, the policy number and the period of coverage with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which MSI Solutions or MSI Services is a party, a named insured or otherwise a beneficiary of coverage as of the date hereof.

         16.18. Litigation. There are no suits, actions, claims, proceedings or investigations pending, or, to the knowledge of MSI, threatened against, relating to or involving MSI Solutions or MSI Services before any court, arbitrator or administrative or governmental body, which could reasonably be expected to have an MSI Material Adverse Effect. Neither MSI Solutions nor MSI

         Services is subject to any judgment, decree, injunction, rule or order of any court, and to the knowledge of MSI, neither MSI Solutions nor MSI Services is subject to any governmental restriction applicable to MSI Solutions or MSI Services which is reasonably likely to have an MSI Material Adverse Effect or to cause a material limitation on Eclipsys ability to operate the business of MSI Solutions and MSI Services after the Closing.

         16.19. Product Warranty. No product manufactured, sold, leased, licensed or delivered by MSI Solutions or MSI Services is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are listed in the MSI Disclosure Letter. The MSI Disclosure Letter sets forth the aggregate expenses incurred by MSI in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the MSI Financial Statements.

         16.20. Employees. The MSI Disclosure Letter sets forth an accurate and complete list of all employees on MSI Solutions and MSI Services payrolls as of June 5, 1999, along with the position and the annual rate of compensation of each such person. Each such employee (other than purely clerical or administrative personnel who do not have access to confidential information) has entered into a confidentiality/assignment of inventions agreement with MSI Solutions or MSI Services, as the case may be, a copy of which has previously been delivered to or made available to Eclipsys. To the knowledge of MSI, no key employee or group of employees has any plans to terminate employment with MSI Solutions or MSI Services. Neither MSI Solutions nor MSI Services is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes other than such strikes, grievances, claims or disputes which would not have an MSI Material Adverse Effect. To the knowledge of MSI, neither MSI Solutions nor MSI Services is the subject of any organizational effect made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of MSI Solutions or MSI Services.

         16.21. Employee Benefits. The MSI Disclosure Letter sets forth an accurate and complete list of all Employee Benefit Plans (as hereinafter defined) maintained, or contributed to, by MSI Solutions or MSI Services or any ERISA Affiliate (as hereinafter defined).

                  1. "Employee Benefit Plan" means any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee welfare benefit plan (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

                  2. "ERISA Affiliate" means any entity which is a member of:

                           1. a controlled group of corporations (as defined in Section 414(b) of the Code),

                           2. a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or

                           3. an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes MSI Solutions or MSI Services.

                  3. Complete and accurate copies of the following items have been provided to Eclipsys or made available for inspection by Eclipsys:

                           1. all Employee Benefit Plans which have been reduced to writing;

                           2. all related trust agreements, insurance contracts and summary plan descriptions;

                           3. all annual reports filed on IRS Form 5500, 5500C, or 5500R for the last two plan years for each Employee Benefit Plan, have been delivered or made available to Eclipsys; and

                           4. a written summary of each unwritten Employee Benefit Plan which is material.

                  4. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of MSI Solutions, MSI Services and any ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. All Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the related regulations.

                  5. To MSI's knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  6. All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal

                  Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any material respect, and no act or omission has occurred, that would adversely affect its qualification.

                  7. Neither MSI Solutions, MSI Services nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  8. At no time has MSI Solutions, MSI Services or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  9. There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of MSI Solutions or MSI Services (or to any beneficiary of any such employee) which are not reported in the MSI Financial Statements, including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

                  10. No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by MSI Solutions, MSI Services or any ERISA Affiliate that would subject MSI Solutions or MSI Services to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  11. No Employee Benefit Plan is funded by, associated with, or related to a voluntary employee's beneficiary association within the meaning of Section 501(c)(9) of the Code.

                  12. No Employee Benefit Plan or related plan document or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits MSI Solutions or MSI Services from amending or terminating any such Employee Benefit Plan.

                  13. The MSI Disclosure Letter sets forth an accurate and complete list of each:

                           1. agreement with any director or executive officer of MSI Solutions or MSI Services (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MSI of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director or executive officer;

                           2. agreement, plan or arrangement under which any person may receive payments from MSI Solutions or MSI Services that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's parachute payment under Section 280G of the Code; and

                           3. agreement or plan binding upon MSI Solutions or MSI Services, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

         16.22. Legal Compliance. MSI Solutions and MSI Services, and the conduct and operations of their business, are in compliance with each law (including rules and related regulations) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the contemplated transactions or (b) is applicable to MSI Solutions, MSI Services or their respective businesses, except for such failure to comply under a law referred to in clause (b) above which do not have an MSI Material Adverse Effect.

         16.23. Permits. The MSI Disclosure Letter sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under environmental laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by MSI and material to the business and operations of MSI Solutions and MSI Services taken as a whole. Such listed Permits are the only Permits that are required for MSI to conduct its business as presently conducted, except for those the absence of which would not have an MSI Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of MSI, no suspension or cancellation of such Permit is threatened.

         16.24. Certain Business Relationships With Affiliates. The MSI Disclosure Letter sets forth an accurate and complete list of all transactions and relationships between MSI Solutions and/or MSI Services and any Affiliate which are reflected in the statements of operations of MSI included in the MSI Financial Statements. To the knowledge of MSI, no Affiliate of MSI Solutions or MSI Services

                  1. owns any property or right, tangible or intangible, which is material and used in the business of MSI Solutions and MSI Services,

                  2. has any claim or cause of action against MSI Solutions or MSI Services, or

                  3.       owes any money to MSI Solutions or MSI Services.

         16.25. Brokers' Fees. MSI has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement other than fees and commission payable to Hambrecht & Quist LLC ("H&Q") pursued to that certain engagement letter dated January 6, 1999 by and between MSI Solutions and H&Q.

         16.26. Books and Records. The minute books and other similar records of MSI Solutions and MSI Services contain true and complete records of all actions taken at any meetings of the shareholders, Board of Directors or any committee and of all written consents executed in lieu of the holding of any such meeting. The books and records of MSI Solutions and MSI Services have been maintained in accordance with good business and bookkeeping practices.

         16.27. Customers and Suppliers. To the knowledge of MSI, no unfilled customer order or commitment obligating MSI Solutions or MSI Services to process, manufacture or deliver products or perform services is expected to result in a loss to MSI Solutions or MSI Services upon completion of performance. The MSI Disclosure Letter sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of MSI Solutions and MSI Services during the last full fiscal year or the interim period through the date of the Most Recent Balance Sheet and the approximate amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to MSI Solutions or MSI Services.

         16.28. MSI Action. The Boards of Directors of MSI Solutions and MSI Services, pursuant to unanimous written consent, have (i) determined that each of the Mergers is fair and in the best interests of their respective shareholders and (ii) adopted this Agreement in accordance with the provisions of the GBCC. The MSI Solutions shareholders have approved the merger of Merger Sub with and into MSI Solutions pursuant to unanimous written consent and the MSI Services shareholders have approved the merger of MSI Services with and into MSI Solutions pursuant to unanimous written consent.

         16.29. Disclosure. No representation or warranty by MSI Solutions or MSI Services contained in this Agreement, and no statement contained in the MSI Disclosure Letter or any certificate or other instrument delivered to or to be delivered by or on behalf of MSI

         Solutions or MSI Services pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         16.30. Year 2000. The MSI Disclosure Letter sets forth an accurate and complete list of each written year 2000 audit, report or investigation that has been performed by or on behalf of MSI Solutions or MSI Services with respect to their business and operations, and MSI Solutions and MSI Services have provided to Eclipsys true and correct copies of all such written audits, reports or investigations. Except as set forth in the MSI Disclosure Letter, neither MSI Solutions nor MSI Services has provided any express guarantee or express warranty for any product sold or licensed, or services provided, by MSI Solutions or MSI Services to the effect that any such product or service is year 2000 compliant.

REPRESENTATIONS AND WARRANTIES OF ECLIPSYS AND THE MERGER SUB.

17. Eclipsys' Representations and Warranties. With such exceptions as are set forth in a letter (the "Eclipsys Disclosure Letter") delivered by Eclipsys and the Merger Sub to MSI Solutions and MSI Services prior to the execution hereof, Eclipsys and the Merger Sub hereby represent and warrant to MSI Solutions and MSI Services as follows:

         17.1. Organization. Each of Eclipsys and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Eclipsys and the Merger Sub is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect upon the assets, business, financial condition or results of operations of Eclipsys and its subsidiaries taken as a whole (an "Eclipsys Material Adverse Effect"). Each of Eclipsys and the Merger Sub has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Eclipsys owns all of the issued and outstanding shares of capital stock of the Merger Sub.

         17.2. Capitalization. All of the issued and outstanding shares of capital stock of Eclipsys are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the outstanding shares of capital stock of the Merger Sub are owned by Eclipsys. As of the date hereof:

                  1. the authorized, issued and outstanding capital stock of Eclipsys as of June 9, 1999, is as follows:

                           1. 200,000,000 shares of Eclipsys Stock are authorized and 32,098,114 of such shares are issued and outstanding;

                           2. 5,000,000 shares of Non-Voting Common Stock, $.01 par value per share, of Eclipsys (the "Non-Voting Common Stock") are authorized and 597,621 of such shares are issued and outstanding;

                           3. 5,000,000 shares of Preferred Stock of Eclipsys, $.01 par value per share (the "Preferred Stock"), are authorized, none of which are issued and outstanding; and

                           4. Except as set forth in Eclipsys Disclosure Letter, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Eclipsys or any of its subsidiaries is a party or by which Eclipsys or any of its subsidiaries is bound obligating Eclipsys or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Eclipsys or any of its subsidiaries or obligating Eclipsys or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, including as a result of the transactions contemplated by this Agreement.

                  2. no shares of capital stock of Eclipsys are held in the treasury of Eclipsys.

         17.3. Authorization of Transactions. Each of Eclipsys and the Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Eclipsys and the Merger Sub, the performance of this Agreement and the consummation of the contemplated transactions have been duly and validly authorized by all necessary corporate action on the part of Eclipsys and the Merger Sub. This Agreement has been duly and validly executed and delivered by Eclipsys and the Merger Sub and, assuming due authorization, execution and delivery by MSI Solutions, MSI Services and the MSI Shareholders, constitutes a valid and binding obligation of Eclipsys and the Merger Sub, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         17.4. Noncontravention. Subject to (i) compliance with the HSR Act and (ii) the filing of the Certificates of Merger as required by the DGCL and the GBCC, neither the execution and delivery of this Agreement by Eclipsys or the Merger Sub, nor the consummation by Eclipsys or the Merger Sub of the contemplated transactions, will:

                  1. conflict with or violate any provision of the charter or By-laws of Eclipsys or any of its subsidiaries,

                  2. to the knowledge of Eclipsys, require on the part of Eclipsys or the Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity,

                  3. except as set forth in the Eclipsys Disclosure Letter, conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Eclipsys or any of its subsidiaries is a party or by which Eclipsys or any of its subsidiary is bound or to which any of their assets are subject, other than such conflicts, breach, defaults, accelerations, terminations, modifications or cancellations which individually or in the aggregate would not have an Eclipsys Material Adverse Effect,

                  4. result in the imposition of any Security Interest upon any material assets of Eclipsys or any of its subsidiaries, or

                  5. violate any order, writ, injunction, decree, statute, rule or regulation applicable to Eclipsys or any of its subsidiaries or any of their respective properties or assets except such violations as would not in the aggregate have an Eclipsys Material Adverse Effect.

         17.5. Financial Statements. Eclipsys has heretofore delivered to MSI Solutions and MSI Services (i) the audited consolidated balance sheets of Eclipsys and its subsidiaries as of December 31, 1996, 1997 and 1998 and its audited consolidated statements of operations, stockholders equity and cash flows for the fiscal years then ended, including the notes thereto, examined by and accompanied by the report of PricewaterhouseCoopers, LLP, independent public accountants and (ii) the unaudited consolidated balance sheet of Eclipsys and its subsidiaries as of March 31, 1999 (the "Eclipsys Balance Sheet") and its unaudited consolidated statements of operations, stockholders equity and cash flows for the three month period then ended (all of the financial statements referred to in this Section 17.5. are hereinafter collectively referred to as the "Eclipsys Financial Statements"). The Eclipsys Financial Statements have been prepared from, and are in accordance with, the books and records of Eclipsys and its consolidated subsidiaries and present fairly the consolidated financial position and consolidated results of operations, stockholders equity and cash flows of Eclipsys and its consolidated subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently applied, except as otherwise stated in the Eclipsys Disclosure Letter.

         17.6. SEC Reports. Eclipsys has heretofore made available to MSI Solutions and MSI Services (i) Eclipsys' Annual Report on Form 10-K for the year ended December 31, 1998 including all exhibits thereto and items incorporated therein by reference, (ii) Eclipsys' Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 including all exhibits thereto and items incorporated therein by reference, (iii) the Proxy Statement relating to Eclipsys' Annual Meeting of Stockholders held on April 21, 1999, and (iv) all Current Reports on Form 8-K filed by Eclipsys with the Securities and Exchange Commission since December 31, 1998, including all exhibits thereto and items incorporated therein by reference (Items (i) through (iv) in this sentence being referred to collectively as the "Eclipsys SEC Reports"). As of their respective dates, the Eclipsys SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since August 6, 1998, Eclipsys has timely filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder. Neither Eclipsys nor any of its subsidiaries has since December 31, 1998, (i) failed to pay any dividend or sinking fund installment on preferred stock, or (ii) defaulted (a) on any installment or installments of indebtedness for borrowed money, or (b) on any rental on one or more long term leases, which defaults in the aggregate are material to the financial position of Eclipsys and its subsidiaries taken as a whole.

         17.7.    Absence of Material Adverse Changes. Since March 31, 1999,

                  1. there has not been any Eclipsys Material Adverse Effect, nor has there occurred any event or development which could reasonably be foreseen to result in an Eclipsys Material Adverse Effect in the future, and

                  2. except as disclosed in the Eclipsys Disclosure Letter or as consented to in writing by MSI Solutions or MSI Services, neither Eclipsys nor any of its subsidiaries has taken any of the actions prohibited under Section 22 of this Agreement.

         17.8. Intellectual Property. Eclipsys and each of its subsidiaries owns or has the right to use all Intellectual Property incorporated in its products and necessary for, or used in, the operation of its business as presently conducted (the "Eclipsys Intellectual Property"). To Eclipsys' knowledge, no other person or entity has any rights to any of the Eclipsys Intellectual Property (except pursuant to agreements or licenses specified in the Eclipsys Disclosure Letter). No other person or entity is infringing, violating or misappropriating any of the Eclipsys Intellectual Property. None of the activities or businesses presently conducted by Eclipsys and its subsidiaries infringes or violates, or constitutes a misappropriation of any Intellectual Property rights of any other person or entity. Neither Eclipsys nor any of its subsidiaries has received any written complaint, written claim or written notice alleging any infringement, violation or misappropriation of any third parties' Intellectual Property rights and, to the knowledge of Eclipsys, no such claim has been threatened by any third party. Each of Eclipsys and its subsidiaries has made available to MSI Solutions and MSI Services complete and accurate copies of all written documentation in their possession relating to claims or disputes known to Eclipsys concerning any item of the Eclipsys Intellectual Property. The Eclipsys Disclosure Letter sets forth an accurate and complete list of each item of Eclipsys Intellectual Property that is owned by a party other than Eclipsys or any of its subsidiaries, and the license or agreement pursuant to which Eclipsys or its subsidiaries uses it (excluding off-the-shelf software programs licensed by Eclipsys or any of its subsidiaries pursuant to shrink wrap licenses).

         17.9. Contracts. Accurate and complete copies of all: (i) agreements which obligate Eclipsys or any of its subsidiaries to register securities of Eclipsys under the Securities Act; and (ii) agreements between Eclipsys and its subsidiaries and stockholders of Eclipsys and its subsidiaries relating to the voting or transfer of any securities of Eclipsys or any of its subsidiaries have been made available by Eclipsys to MSI Solutions and MSI Services.

         17.10. Employee Benefits. Each of Eclipsys and its subsidiaries has made available to MSI Solutions and MSI Services complete and accurate copies of all Employee Benefit Plans maintained, or contributed to, by Eclipsys or any of its subsidiaries or any ERISA Affiliate ("Eclipsys Employee Benefit Plans"). Eclipsys has delivered to MSI Solutions and MSI Services complete and accurate copies of: (i) all Eclipsys Employee Benefit Plans which have been reduced to writing; (ii) all related trust agreements, insurance contracts and summary plan descriptions; and (iii) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last two Plan years for each Eclipsys Employee Benefit Plan. Eclipsys has also has delivered to MSI Solutions and MSI Services a written summary of each unwritten Eclipsys Employee Benefit Plan which is material to the business and operations of Eclipsys and its subsidiaries taken as a whole. Each Eclipsys Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Eclipsys and its subsidiaries and any ERISA Affiliate has in all material respects met its obligations with respect to such Eclipsys Employee Benefit Plans and has made all required contributions thereto. All such Eclipsys Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the related regulations. At no time has Eclipsys or any subsidiary thereof or any ERISA Affiliate been obligated to contribute to any multi-employer plan (as defined in Section 4001(a)(3) of ERISA). There are no unfunded obligations under any Eclipsys Employee Benefit Plan providing benefits after termination of employment to any employee of Eclipsys or any subsidiary thereof (or to any beneficiary of any such employee) which requires reporting under GAAP which are not reported in the Eclipsys Financial Statements, including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under State law. No act or omission has occurred and no condition exists with respect to any Eclipsys Employee Benefit Plan maintained by Eclipsys any of its subsidiaries or any ERISA Affiliate that would subject Eclipsys or any of its subsidiaries to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

         17.11. Brokers' Fees. Neither Eclipsys nor the Merger Sub has any liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement.

         17.12. Eclipsys Action. The Board of Directors of Eclipsys has determined that each of the Mergers is fair and in the best interests of Eclipsys and its stockholders and has approved this Agreement and the transactions contemplated hereby. The Board of Directors of Merger Sub has determined that the merger of Merger Sub with and into MSI Solutions is fair and in the best interests of Merger Sub and its stockholders and has approved this Agreement and the transactions contemplated hereby and has directed that this Agreement and such merger be submitted to the sole stockholder of Merger Sub for its adoption and approval. Eclipsys, as the sole stockholder of Merger Sub, has adopted and approved this Agreement. The stockholders of Eclipsys are not required to approve this Agreement under the Certificate of Incorporation or By-Laws of Eclipsys, the DGCL, the applicable rules of the NASDAQ National Market or pursuant to any other applicable instrument, document, law, rule or regulation.

         17.13. Disclosure. No representation or warranty by Eclipsys or the Merger Sub contained in this Agreement, and no statement contained in the Eclipsys Disclosure Letter or any certificate or other instrument delivered to or to be delivered by or on behalf of Eclipsys or the Merger Sub pursuant this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements made or to be made not misleading.

         17.14. Year 2000. Each of Eclipsys and its subsidiaries has provided to MSI Solutions and MSI Services true and correct copies of all written Y2K audits, reports and investigations that have been performed by or on behalf of Eclipsys or any of its subsidiaries with respect to its business and operations.

COVENANTS

18. Reasonable Best Efforts. Each of the Parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, Eclipsys shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of Eclipsys or its affiliates.

19. Notices and Consents. Each of the Parties shall cooperate and use its reasonable best efforts to obtain, at its expense, all such waivers, licenses, permits, consents, approvals, qualifications, orders or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as each such party may be required to obtain in order to complete the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Parties shall promptly file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

20. Stockholder Agreements. Each MSI Shareholder shall be an accredited investor within the definition set forth in Rule 501(a) of the Securities Act and Eclipsys shall receive from each of the shareholders an investment representation letter substantially in the form attached as Exhibit A.

21. Operation of the Business by MSI. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time (or the termination of this Agreement), MSI Solutions and MSI Services shall use their reasonable best efforts to conduct their operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organization, keep their physical assets in good working condition (normal wear and tear excepted), keep available the services of their current officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time or the termination of this Agreement, neither MSI Solutions nor MSI Services shall, without the written consent of Eclipsys:

         21.1. issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the date ), or amend any of the terms of any such convertible securities or Options or Warrants;

         21.2. split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination) in respect of its capital stock;

         21.3. create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases), except in the Ordinary Course of Business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity except for a loan or advance to an employee that would not jeopardize the treatment of the Mergers as a pooling of interests for accounting purposes;

         21.4. enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement (except as required under applicable law), (except for normal performance reviews or increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date of any existing Employee Benefit Plan;

         21.5. acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division ), other than purchases and sales of assets in the Ordinary Course of Business;

         21.6.    amend its Articles of Incorporation or By-laws;

         21.7. change in any material respect its accounting methods, principles or practices;

         21.8. discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

         21.9. mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

         21.10. sell, assign, transfer or license any Intellectual Property, other than in the Ordinary Course of Business;

         21.11. enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any material rights under, any material contract or agreement;

         21.12. make or commit to make any capital expenditure in excess of $50,000 per item;

         21.13. take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of MSI Solutions or MSI Services set forth in this Agreement becoming untrue or (ii) any of the conditions to the Mergers in Sections 33, 34 and 35 not being satisfied;

         21.14. to the knowledge of MSI, take any action that would jeopardize the treatment of each of the Mergers as a pooling of interests for accounting purposes; or

         21.15. agree in writing or otherwise to take any of the foregoing actions.


22. Operation of the Business by Eclipsys. During the period from the date of this Agreement to the Effective Time (or the termination of this Agreement), Eclipsys shall use its reasonable best efforts to conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization and preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time or the termination of this Agreement, Eclipsys shall not, without the written consent of MSI Solutions:

         22.1.    change nor amend its Certificate of Incorporation or Bylaws;

         22.2. issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Eclipsys or any of its subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of Eclipsys or any of its subsidiaries and not alter the terms of any presently outstanding options or make any changes (by split-up, combination, reorganization or otherwise) in the capital structures of Eclipsys or any of its subsidiaries; provided, however, that Eclipsys shall be permitted hereunder, in the Ordinary Course of Business, to issue capital stock pursuant to the exercise of employee stock options, warrants and other convertible securities outstanding on the date hereof or grant options to purchase capital stock pursuant to employee stock option plans existing on the date hereof;

         22.3. to the knowledge of Eclipsys, take any action the effect of which would be to cause either of the Mergers to be treated as a taxable transaction; or

         22.4. to the knowledge of Eclipsys, take any action that would jeopardize the treatment of either of the Mergers as a pooling of interests for accounting purposes.

23. Interim Financials. Eclipsys shall issue a thirty (30) day interim financial statement (that includes the combined operations of Eclipsys and MSI) as soon as is reasonably practicable following the Mergers and in any event no later than the 25th calendar day following the completion of the first full calendar month of post-closing operations of the combined businesses.

24. S-3 Eligibility. Following the Closing Date, Eclipsys shall use its reasonable best efforts and take all actions reasonably necessary to obtain and maintain eligibility to register its securities under the Securities Act on Form S-3.

25. Full Access. Each of the Parties shall permit representatives of the other Party to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of such Party) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to such Party.

         25.1. MSI Tax Returns. After the Closing, Eclipsys shall cause federal and all applicable state income Tax Returns for MSI Solutions and MSI Services for the taxable year beginning January 1, 1999 and ending on the Closing Date (the "1999 Short Year Returns") to be prepared at Eclipsys' expense by the accountant or accounting firm mutually acceptable to Eclipsys and the MSI Shareholders. The 1999 Short Year Returns shall be prepared using the same accounting methods as, and otherwise in a manner consistent with, the federal and state income Tax Returns previously filed by MSI Solutions and MSI Services. Eclipsys shall cause the 1999 Short Year Returns to be filed not later than the due dates thereof, taking into account any valid extensions. The Parties shall cooperate with one another and provide access to all information, books and records as may be reasonably required for the preparation of the 1999 Short Year Returns and any other Tax Returns of MSI Solutions and MSI Services, and in connection with any amendments, audits or examinations thereof.

         25.2.    Each of the Parties:

                  1. shall treat and hold as confidential any Confidential Information (as hereinafter defined);

                  2. shall not use any of the Confidential Information except in connection with this Agreement; and

                  3. if this Agreement is terminated for any reason whatsoever, shall return to the other Party all tangible embodiments (and all copies) which are in its possession.

         25.3. "Confidential Information" means any confidential or proprietary information of a Party that is furnished in writing to another Party in connection with this Agreement; provided, however, that it shall not include any information which:

                  1.       at the time of disclosure, is available publicly,

                  2. after disclosure, becomes available publicly through no fault of the other Party, or

                  3. the other Party knew or to which the other Party had access prior to disclosure.

26.      Notice of Breaches.

         26.1. MSI Solutions or MSI Services shall promptly deliver to Eclipsys written notice of any event or development that would

                  1. render any statement, representation or warranty of MSI Solutions or MSI Services in this Agreement (including the MSI Disclosure Letter) inaccurate or incomplete in any material respect, or

                  2. constitute or result in a breach by MSI Solutions or MSI Services of, or a failure by MSI Solutions or MSI Services to comply with, any agreement or covenant in this Agreement applicable to such party.

         26.2. Eclipsys or the Merger Sub shall promptly deliver to MSI Solutions written notice of any event or development that would

                  1. render any statement, representation or warranty of Eclipsys or the Merger Sub in this Agreement (including the Eclipsys Disclosure Letter) inaccurate or incomplete in any material respect, or

                  2. constitute or result in a breach by Eclipsys or the Merger Sub of, or a failure by Eclipsys or the Merger Sub to comply with, any agreement or covenant in this Agreement applicable to such party.

         26.3. No such disclosure by either Party shall be deemed to avoid or cure any such misrepresentation or breach unless and until such disclosure is accepted by the other Party.

         26.4. In the event Eclipsys fails to inform MSI Solutions of any material fact which causes Eclipsys to reasonably believe that any of the representations, warranties, covenants or agreements of MSI Solutions or MSI Services contained herein are untrue or inaccurate in any respect as provided herein, such failure will constitute a waiver and release by Eclipsys and the Merger Sub of any rights they may have under this Agreement to delay the consummation of the transactions contemplated hereby, to terminate this Agreement, to make an indemnification claim against the MSI Shareholders or otherwise as a result of such representation, warranty, covenant or agreement being untrue or inaccurate because of such material fact. MSI Solutions and MSI Services shall have the right from time to time prior to the Effective Time to supplement or amend the MSI Disclosure Letter with respect to any matter required to be set forth or described in such MSI Disclosure Letter; provided that if the matter giving rise to such supplement or amendment to the MSI Disclosure Letter has an MSI Material Adverse Effect, Eclipsys shall have the right within ten days of receipt by Eclipsys of such supplemental or amended disclosure, to terminate the Agreement pursuant to Section 46 by written notice to MSI Solutions.

27. Exclusivity. MSI Solutions and MSI Services shall not, and MSI Solutions and MSI Services shall use their reasonable best efforts to cause their officers, directors, employees, representatives and agents not to, directly or indirectly:

         27.1. encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than Eclipsys) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of MSI Stock, proxy solicitation or other business combination involving MSI Solutions or MSI Services, or any division of them ("Acquisition Proposal") or

         27.2. provide any non-public information concerning the business, properties or assets of MSI Solutions or MSI Services to any person or entity (other than Eclipsys) in connection with an Acquisition Proposal. MSI Solutions or MSI Services shall immediately notify Eclipsys of any inquiries either of them receives with respect to an Acquisition Proposal.

28. Agreements from Certain Affiliates of MSI. Concurrently with the execution of this Agreement, MSI Solutions shall deliver to Eclipsys a list of all persons or entities who are at such time MSI Affiliates. In order to help ensure that each of the Mergers will be accounted for as a pooling of interests and that the issuance of Merger Shares will comply with the Securities Act, MSI Solutions and MSI Services shall cause each MSI Affiliate and MSI Shareholder to execute and deliver to Eclipsys, as soon as practicable following the execution of this Agreement, a written agreement substantially in the form attached as Exhibit B (the "Affiliate Letter").

29. No Solicitation. The Parties each agree that, in the event of a termination of this Agreement prior to the completion of the transactions contemplated, such Party shall not, directly or indirectly, through any entity, officer, director, employee, financial advisor, representative or agent of such Party, for a period of twelve (12) months after the termination of this Agreement, recruit or solicit any employee of another Party or induce any employee of another Party to terminate his or her employment with, or otherwise terminate his or her relationship with, the other Party.

30. Tax-Free Reorganization/Pooling of Interests Accounting. Except for other actions specifically permitted to be taken hereunder and from and after the date of this Agreement and until the Effective Time, neither Eclipsys, MSI Solutions nor MSI Services nor any of their respective subsidiaries or other affiliates shall take, or fail to take, any action that would jeopardize the treatment of either of the Mergers as a "tax-free reorganization" under Section 368(a) of the Code or as a pooling of interests for accounting purposes. Following the Effective Time, Eclipsys shall use its reasonable best efforts to conduct the business of Eclipsys in a manner that would not jeopardize the characterization of either of the Mergers as a "tax-free reorganization" under Section 368(a) of the Code or as a pooling of interests for accounting purposes.

31.      Indemnification of MSI Directors and Officers.

         31.1. Eclipsys and the Surviving Corp. agree that the indemnification obligations set forth in MSI Solutions' Articles of Incorporation and Bylaws, in each case as of the Effective Time, shall survive the Mergers and shall not be amended, repealed or otherwise modified for a period of seven (7) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time, were directors or officers of MSI Solutions or MSI Services or any of their subsidiaries.

         31.2. After the Effective Time, Eclipsys and the Surviving Corp. shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of MSI Solutions and MSI Services and each of their subsidiaries and each such person who served at the request of MSI Solutions or MSI Services or any of their subsidiaries as a director, officer, trustee, partner or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director or other person to whom this
         Section 31 applies, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement).

         31.3. In the event Eclipsys or the Surviving Corp. or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Eclipsys or the Surviving Corp., as the case may be, honor the indemnification obligations set forth in this Section 31.

         31.4.    The obligations of Eclipsys and the Surviving Corp. under this
         Section 31 shall not be terminated or modified in such a manner as to adversely affect any director, officer or other person to whom this
         Section 31 applies without the consent of such affected director, officer or other person (it being expressly agreed that each such director, officer or other person to whom this Section 31 applies shall be a third-party beneficiary of this Section 31).

         31.5. Prior to the Effective Time, MSI Solutions and MSI Services shall purchase an extended reporting period endorsement under their existing directors' and officers' liability insurance coverages for respective directors and officers in a form reasonably acceptable to Eclipsys which shall provide such directors and officers with coverage for seven (7) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons that the directors' and officers' liability insurance coverages presently maintained by MSI Solutions and MSI Services.

32. Employees. As of the Closing Date, Eclipsys shall provide all employees of MSI Solutions and MSI Services and each ERISA Affiliate and their dependents, and all qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) entitled to continuation coverage under COBRA (the "Qualified Beneficiaries") with coverage under one or more Eclipsys Employee Benefit Plans (the "Successor Welfare Plans"), including, without limitation, health care coverage ("Coverage"), which meets the following requirements: (i) service with MSI Solutions and MSI Services and each ERISA Affiliate prior to the Closing Date shall be credited against all service and waiting period requirements under the Successor Welfare Plans for those employees of MSI Solutions and MSI Services and each ERISA Affiliate (and their eligible dependents) that received coverage from MSI Solutions or MSI Services or an ERISA Affiliate as of the Closing Date,
(ii) the Successor Welfare Plans shall not provide for any pre-existing condition exclusion for those employees of MSI Solutions and MSI Services and each ERISA Affiliate (and their eligible dependents) and Qualified Beneficiaries that were entitled to coverage from MSI Solutions or MSI Services or an ERISA Affiliate as of the Closing Date, and (iii) the deductibles in effect under the Successor Welfare Plans for the plan year in which the Closing Date occurs shall be reduced by any amounts applied towards the deductibles under the MSI Employee Benefit Plans for the plan year in which the Closing Date occurs provided such individuals submit evidence to Eclipsys sufficient to demonstrate the amount so applied against any applicable deductibles in effect under any MSI Employee Benefit Plan. Eclipsys covenants that the service of each employee of MSI Solutions and MSI Services and each ERISA Affiliate prior to the Closing Date shall be credited as service under the Eclipsys 401(k) Plan for all purposes (including without limitation, eligibility and vesting) for those employees of MSI Solutions and MSI Services and each ERISA Affiliate that were participants in any 40l(k) plan maintained by MSI Solutions or MSI Services or an ERISA Affiliate as of the Closing Date.

CONDITIONS TO CONSUMMATION OF MERGER

33. Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Mergers are subject to the satisfaction of the following conditions:

         33.1. no action, suit, investigation, inquiry or other proceeding shall be pending or threatened by or before any Governmental Entity in which an unfavorable judgment, order, decree, stipulation or injunction would:

                  1. prevent or constrict consummation of any of the transactions contemplated by this Agreement;

                  2. cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or

                  3. affect adversely the right of Eclipsys to own, operate or control any of the assets and operations of the Surviving Corp. following the Mergers, and no such judgment, order, decree, stipulation or injunction shall be in effect;

         33.2. there shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

         33.3. no statute, rule or regulation shall have been enacted, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

         33.4. the applicable waiting period under the HSR Act shall have expired or been terminated; and

         33.5. PricewaterhouseCoopers LLP ("PWC") shall have issued and delivered to Eclipsys a letter setting forth PWC's concurrence with management's conclusions as to the appropriateness of pooling of interests accounting under Accounting Board Opinion No. 16 for each of the Mergers.

34. Conditions to Obligations of Eclipsys and the Merger Sub. The obligation of each of Eclipsys and the Merger Sub to consummate the Mergers is subject to the satisfaction of the following additional conditions, any of which may be waived in whole or in part by Eclipsys:

         34.1.    the number of Dissenting Shares be none;

         34.2. the representations and warranties of MSI Solutions and MSI Services in this Agreement which are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made on the date and as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

         34.3. MSI Solutions and MSI Services shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         34.4. MSI Solutions and MSI Services shall have delivered to Eclipsys and the Merger Sub a certificate to the effect that each of the conditions specified in Sections 34.2 and 34.3 have been satisfied in all respects;

         34.5. Eclipsys and the Merger Sub shall have received from King & Spalding, counsel to MSI Solutions and MSI Services, an opinion with respect to the matters set forth in Exhibit C attached, addressed to Eclipsys and the Merger Sub and dated as of the Closing Date;

         34.6. Eclipsys and the Merger Sub shall have received the resignations, effective as of the Effective Time, of each director and officer of MSI Solutions and MSI Services specified by Eclipsys in writing at least five business days prior to the Closing;

         34.7. each of the MSI Affiliates shall have entered into Affiliate Letters as described in Section 28;

         34.8. Eclipsys shall have received from each of the MSI Shareholders an investment representation letter pursuant to Section 20, substantially in the form attached as Exhibit A; and

         34.9. Eclipsys shall have received from Bean, Cote and Feldman an executed Noncompetition and Nonsolicitation Agreement substantially in the form attached as Exhibit D.

35. Conditions to Obligations of MSI. The obligation of MSI Solutions and MSI Services to consummate the Mergers is subject to the satisfaction of the following additional conditions:

         35.1. the representations and warranties of Eclipsys and the Merger Sub in this Agreement which are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made on the date and as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date;

         35.2. each of Eclipsys and the Merger Sub shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

         35.3. each of Eclipsys and the Merger Sub shall have delivered to MSI Solutions and MSI Services a certificate to the effect that each of the conditions specified in Sections 35.1 and 35.2 have been satisfied in all respects;

         35.4. MSI Solutions and MSI Services shall have received an opinion from their counsel, King & Spalding, to the effect that each of the Mergers will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code; and

         35.5. MSI Solutions and MSI Services shall have received from Hale and Dorr LLP, counsel to Eclipsys and the Merger Sub, an opinion with respect to the matters set forth in Exhibit E attached, addressed to MSI Solutions and MSI Services and dated as of the Closing Date.

INDEMNIFICATION

36.      Indemnification.

         36.1. Subject to the limitations set forth elsewhere in this Agreement, each of the MSI Shareholders shall severally indemnify the Surviving Corp., Eclipsys and their affiliates (the "Indemnified Purchasers") in respect of, and hold the Indemnified Purchasers harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Indemnified Purchasers resulting from, relating to or constituting any breach of any representation or warranty of MSI Solutions or MSI Services contained in this Agreement or in the certificate delivered pursuant to Section 34.5 or the failure by MSI Solutions or MSI Services to perform any covenant or agreement of MSI Solutions or MSI Services contained in this Agreement.

         36.2. Subject to the limitations set forth elsewhere in this Agreement, Eclipsys shall indemnify the MSI Shareholders (the "Indemnified Shareholders") in respect of, and hold the Indemnified Shareholders harmless against, any Damages incurred or suffered by the Indemnified Shareholders resulting from, relating to or constituting any breach of any representation or warranty of Eclipsys or the Merger Sub contained in this Agreement or in the certificate delivered pursuant to Section 35.3 or the failure by Eclipsys, the Merger Sub or the Surviving Corp. to perform any covenant or agreement of Eclipsys, the Merger Sub or the Surviving Corp. contained in this Agreement.

37.      Method of Asserting Claims.

         37.1. The Indemnified Purchaser or Indemnified Shareholder, as the case may be (each an "Indemnified Person"), shall give prompt written notification to the MSI Shareholders or Eclipsys, as the case may be, of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this provision may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the MSI Shareholders or Eclipsys, as the case may be, shall relieve the indemnifying parties of any liability or obligation under this Agreement except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the MSI Shareholders or Eclipsys, as the case may be, may, upon written notice to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the MSI Shareholders or Eclipsys, as the case may be, acknowledge in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this provision. If the indemnifying parties do not so assume control of such defense, then the Indemnified Person shall control such defense. The party not controlling such defense may participate at its own expense; provided, that if the indemnifying parties have not assumed such control and the Indemnified Person reasonably concludes that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered Damages for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense and in good faith shall consider recommendations made by the other party. Neither the indemnifying parties nor the Indemnified Person shall agree to any settlement of such action, suit or proceeding without the prior written consent of the other parties, which shall not be unreasonably withheld.

         37.2. In the event that an Indemnified Shareholder does claim a right to payment pursuant to this Agreement, such Indemnified Shareholder shall send written notice of such claim to Eclipsys. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Shareholder has given such notice, such Indemnified Shareholder and Eclipsys shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within five (5) business days of the final determination of the merits and amount of such claim, Eclipsys shall deliver to the Indemnified Shareholder an amount of cash in immediately available funds, or at the sole option of the Indemnified Shareholder, an amount of Eclipsys Stock, valued as of the Closing Date, in either case, in an amount sufficient to satisfy and discharge in full such claim as determined under this Agreement.

         37.3. In the event that an Indemnified Purchaser does claim a right to payment pursuant to this Agreement, such Indemnified Purchaser shall send written notice of such claim to the MSI Shareholders. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Purchaser has given such notice, such Indemnified Purchaser and the MSI Shareholders shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within five (5) business days of the final determination of the merits and amount of the claim, the MSI Shareholders shall deliver to the Indemnified Purchaser an amount of Eclipsys Stock, valued as of the Closing Date, in an amount sufficient to satisfy and discharge in full such claim as determined under this Agreement.

38. Survival. No claim for indemnification under this Agreement may be asserted by an Indemnified Purchaser or Indemnified Shareholder after the end of the claims period (the "Claims Period") which shall be one (1) year following the Closing Date.

39.      Limitations.

         39.1. The aggregate liability of MSI Shareholders for Damages under the indemnification provisions of this Agreement:

                  1.       shall not exceed in the aggregate $6,000,000, and

                  2. shall be unrecoverable until such aggregate Damages exceed $600,000.

         39.2. Subject to the provisions of Section 39.4 hereof, each MSI Shareholder's indemnification obligations hereunder shall be several in accordance with the percentage interest set forth opposite such MSI Shareholder's name on Exhibit F hereto and shall not exceed the amount set forth opposite such MSI Shareholder's name on such Exhibit F.

         39.3. Subject to the provisions of Section 39.4 hereof, the aggregate liability of Eclipsys for Damages under the indemnification provisions of this Agreement:

                  1.       shall not exceed in the aggregate $6,000,000; and

                  2. shall be unrecoverable until such aggregate Damages exceed $600,000.

         39.4. Except with respect to claims based on fraud, the rights of the Indemnified Persons under the indemnification provisions of this Agreement shall be the exclusive remedy of the Indemnified Purchasers and Indemnified Shareholders with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the other party contained in this Agreement. No MSI Shareholder shall have any right of contribution against MSI Solutions or MSI Services with respect to any breach by MSI Solutions or MSI Services of any of its representations, warranties, covenants or agreements.

REGISTRATION RIGHTS

40. Registration of Shares. As promptly as practicable following the expiration of the pooling of interests period required for accounting purposes (and in any event no later than September 30, 1999), Eclipsys shall file with the SEC, a registration statement on Form S-3 covering the resale to the public by MSI Shareholders of the Merger Shares (the "Stockholder Registration Statement"). Notwithstanding the foregoing, Eclipsys shall take such actions as are reasonably necessary to allow it to file the Stockholder Registration Statement from and after September 1, 1999. Eclipsys shall use its reasonable best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable. Eclipsys shall cause the Stockholder Registration Statement to remain effective until the date 24 months after the Closing Date (such date to be extended by the aggregate number of days in which such registration statement is delayed or suspended pursuant to Section 41.1 below) or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant to or are eligible to be sold under Rule 144(k) under the Securities Act.

41.      Limitations on Registration Rights.

         41.1. Eclipsys may, by written notice to MSI Shareholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that MSI Shareholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that:

                  1. Eclipsys is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Eclipsys desires to keep confidential for business reasons, if the Board of Directors of Eclipsys determines in good faith, after consultation with legal counsel, that the public disclosure requirements imposed on Eclipsys under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations and provides the MSI Shareholders with a written opinion of legal counsel to that effect; or

                  2.       Eclipsys is ineligible for use of a Form S-3.

         41.2. Eclipsys may utilize subsection 41.1.1 only once during any twelve (12) month period and any such delay or suspension shall not exceed 45 calendar days.

         41.3. If Eclipsys delays or suspends the Stockholder Registration Statement or requires MSI Shareholders to cease sales of shares pursuant to Section 41.1 above, Eclipsys shall, as promptly as practicable following the termination of the circumstance which entitled Eclipsys to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all MSI Shareholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result, the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Eclipsys shall enclose such revised prospectus with the notice to MSI Shareholders given pursuant to this
         Section 41.3, and MSI Shareholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

42.      Registration Procedures.

         42.1. In connection with the filing by Eclipsys of the Stockholder Registration Statement, Eclipsys shall furnish to each MSI Shareholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and an opinion of counsel and independent auditor's comfort letter, both similar to such as would be provided in an underwritten offering.

         42.2. Eclipsys shall use its reasonable best efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of such states as MSI Shareholders shall reasonably request; provided, however, that Eclipsys shall not be required in connection with this paragraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

         42.3. If Eclipsys has delivered preliminary or final prospectuses to MSI Shareholders and, after having done so, the prospectus is amended to comply with the requirements of the Securities Act, Eclipsys shall promptly notify MSI Shareholders and, if requested by Eclipsys, MSI Shareholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return to Eclipsys all such preliminary or final prospectuses. Eclipsys shall promptly provide MSI Shareholders with revised prospectuses and, following receipt of the revised prospectuses, MSI Shareholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

         42.4. Eclipsys shall pay the expenses incurred by it in complying with its obligations under the registration rights provisions of this Agreement, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Eclipsys, and fees and expenses of accountants for Eclipsys, but excluding:

                  1. any brokerage fees, selling commissions or underwriting discounts incurred by MSI Shareholders in connection with sales under the Stockholder Registration Statement; and

                  2. the fees and expenses of any counsel retained by MSI Shareholders.

43. Requirements of MSI Shareholders. Eclipsys shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

         43.1. the MSI Shareholder owning such shares furnishes to Eclipsys in writing such information regarding such MSI Shareholder and the proposed sale of Merger Shares by such MSI Shareholder as Eclipsys may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

         43.2. such MSI Shareholder shall have provided to Eclipsys its written agreement:

                  1. to indemnify Eclipsys and each of its directors and officers against, and hold Eclipsys and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Eclipsys or such directors and officers may become subject by reason of any material statement or omission in the Stockholder Registration Statement made in reliance upon and in conformity with a written statement by such MSI Shareholder furnished pursuant to this Section 43.2; and

                  2. to report to Eclipsys sales made pursuant to the Stockholder Registration Statement.

44. Securities Indemnification. Eclipsys agrees to indemnify and hold harmless each MSI Shareholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such MSI Shareholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state a fact required to be stated or necessary to make the statements not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to Eclipsys by or on behalf of an MSI Shareholder for use in the Stockholder Registration Statement. Eclipsys shall have the right to assume the defense and settlement of any claim or suit for which Eclipsys may be responsible for indemnification under this Section 44.

45. Assignment of Rights. An MSI Shareholder may not assign any of its registration rights under this Agreement except in connection with the transfer of some or all of his or her Merger Shares to a child, spouse or other member of his or her immediate family or a trust for the benefit of any such person, provided each such transferee agrees in a written instrument delivered to Eclipsys to be bound by this Agreement.

46. Piggyback Registration Rights. Eclipsys shall utilize its reasonable best efforts to add the MSI Shareholders to Eclipsys' existing registration rights agreements which provide for "piggyback" registration rights. If Eclipsys is unable to obtain the consents necessary to add the MSI Shareholders to the existing registration rights agreements, then Eclipsys shall enter into separate piggyback agreements with the MSI Shareholders on terms that are substantially similar to, but not superior to, those in the existing registration rights agreements.

TERMINATION

47. Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time as provided below:

         47.1. the Parties may terminate this Agreement by mutual written consent;

         47.2. Eclipsys may terminate this Agreement by giving written notice to MSI Solutions in the event MSI Solutions or MSI Services is in material breach of any representation, warranty or covenant contained in this Agreement and such breach is not remedied within 10 days of delivery of written notice;

         47.3. MSI Solutions and MSI Services may terminate this Agreement by giving written notice to Eclipsys in the event Eclipsys or the Merger Sub is in material breach of any representation, warranty or covenant in this Agreement and such breach is not remedied within 10 days of delivery of written notice;

         47.4. Eclipsys may terminate this Agreement by giving written notice to MSI Solutions and MSI Services if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent (unless the failure results primarily from a breach by Eclipsys or the Merger Sub of any representation, warranty or covenant in this Agreement);

         47.5. MSI Solutions and MSI Services may terminate this Agreement by giving written notice to Eclipsys if the Closing shall not have occurred on or before the 90th day following the date of this Agreement by reason of the failure of any condition precedent (unless the failure results primarily from a breach by MSI Solutions or MSI Services of any representation, warranty or covenant in this Agreement); or

         47.6. MSI Solutions and MSI Services may terminate this Agreement by giving written notice to Eclipsys in the event that the average closing price on the NASDAQ National Market for Eclipsys Stock for any three
         (3) consecutive trading days falls below $20.00 per share.

         47.7. Eclipsys may terminate this Agreement by giving written notice to MSI Solutions in the event that the average closing price on the NASDAQ National Market for Eclipsys stock for any three (3) consecutive trading days rises above $30.00 per share.

48. Effect of Termination. If any Party terminates this Agreement pursuant to Section 47, all obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided, however, that the confidentiality and non-solicitation provisions in this Agreement shall survive any such termination.

MISCELLANEOUS

49. Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

50. No Third Party Beneficiaries. Except third-party beneficiaries created under Section 31 from those persons to whom Section 31 applies, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

51. Entire Agreement. This Agreement (including the exhibits, disclosure letters and other referenced documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter of this Agreement.

52. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties; provided that (i) the Merger Sub may assign its rights, interests and obligations under this Agreement to an affiliate of Eclipsys and (ii) an MSI Shareholder may assign its registration rights under this Agreement pursuant to Section 45 hereof.

53. Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

         53.1.    If to MSI Solutions or MSI Services:        Copy to:


                  [c/o] MSI Solutions, Inc.                   King & Spalding
                  3939 Roswell Road, Suite 300                191 Peachtree Street
                  Marietta, Georgia 30062                     Atlanta, Georgia 30303
                  Attention: Chief Executive Officer          Attention: William R. Spalding

         53.2.    If to Bean:                                 Copy to:

                  Anna L. Bean                                King & Spalding
                  18 Peppertree Court                         191 Peachtree Street
                  Marietta, Georgia 30068                     Atlanta, Georgia 30303
                                                              Attention: William R. Spalding

         53.3.    If to Cote:                                 Copy to:

                  Michael  R. Cote                            King & Spalding
                  1650 Lazy River Lane                        191 Peachtree Street
                  Dunwoody, Georgia 30350                     Atlanta, Georgia 30303
                                                              Attention: William R. Spalding

         53.4.    If to Feldman or Feldman Trust:             Copy to:

                  [c/o] Robert J. Feldman                     King & Spalding
                  1909 Thomas Bishop Lane                     191 Peachtree Street
                  Virginia Beach, Virginia 23454              Atlanta, Georgia 30303
                                                              Attention: William R. Spalding

         53.5.    If to Eclipsys or the Merger Sub:           Copy to:

                  [c/o] Eclipsys Corporation                  Eclipsys Corporation
                  777 East Atlantic Avenue                    777 East Atlantic Avenue
                  Suite 200                                   Suite 200
                  Delray Beach, Florida 33483                 Delray Beach, Florida 33483
                  Attention: Chief Executive Officer          Attention: General Counsel

         53.6. Any Party may give any notice, request, demand, claim, or other communication under this Agreement using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Section 53.

54. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

55. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

56. Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions.

57. Specific Performance. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter as provided in this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

58. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. Each of the Parties:

         58.1. submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement,

         58.2. agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and

         58.3. agrees not to bring any action or proceeding arising out of or relating to this

         Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided in this Agreement for the giving of notices. Nothing in this Section 58, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

59. Construction; Definitions. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Terms with initial capitalization are defined contextually or specifically for purposes of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all related rules and regulations, unless the context requires otherwise.

60. Knowledge. "To the knowledge of MSI" or any similar phrase contained in this Agreement shall mean the actual knowledge, after due and appropriate inquiry, of the MSI Executives. For purposes hereof, the "MSI Executives" shall consist of Bean, Cote, and Feldman. "To the knowledge of Eclipsys" or any similar phrase contained in this Agreement shall mean the actual knowledge, after due and appropriate inquiry, of the Eclipsys Executives. For purposes hereof, the "Eclipsys Executives" shall consist of Harvey J. Wilson, Robert J. Colletti, Jack J. Risenhoover and Robert J. Vanaria.

61. Pooling of Interests. If any provision of this Agreement (including the exhibits, disclosure letters and other referenced documents) or the application of any such provision to any person or circumstance shall preclude the use of "pooling of interests" accounting treatment in connection with the Mergers, then such provision shall be of no force and effect to the extent, and solely to the extent, necessary to preserve such accounting treatment for each of the Mergers, and in that event, the remainder of this Agreement shall not be affected, and in lieu of such provision there shall be added as part of this Agreement a provision as similar in terms as may be possible for each of the Mergers to be treated as a pooling of interests for accounting purposes.

The Parties have executed this Agreement as of the date first above written.

                                           ECLIPSYS CORPORATION

                                           By:
                                              ---------------------------------
                                               Harvey J. Wilson
                                               Chief Executive Officer

                                           ECLP MERGER CORP.

                                           By:
                                              ---------------------------------

                                               Harvey J. Wilson
                                               Chief Executive Officer

                                           MSI SOLUTIONS, INC.

                                           By:
                                              ---------------------------------
                                               Anna L. Bean
                                               Chief Executive Officer

                                           MSI INTEGRATED SERVICES, INC.

                                           By:
                                              ---------------------------------
                                               Anna L. Bean
                                               Chief Executive Officer

                                           ANNA L. BEAN

                                           -----------------------------------
                                           Anna L. Bean

                                           MICHAEL R. COTE

                                           -----------------------------------
                                           Michael R. Cote

                                           ROBERT J. FELDMAN

                                           -----------------------------------
                                           Robert J. Feldman

                                           THE 1997 FELDMAN FAMILY TRUST

                                           By:
                                              ---------------------------------
                                               Sharon Carson Feldman
                                               Trustee

                                           By:
                                              ---------------------------------
                                               Anna L. Bean
                                               Trustee

                                    EXHIBIT A

                    FORM OF INVESTMENT REPRESENTATION LETTER

Eclipsys Corporation
777 East Atlantic Avenue
Suite 200
Delray Beach, Florida 33483

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger, dated June __, 1999 (the "Agreement"), by and among Eclipsys Corporation, a Delaware corporation ("Eclipsys"), ECLP Merger Corp., a Delaware corporation ("Merger Sub"), MSI Solutions, Inc., a Georgia corporation ("MSI Solutions), MSI Integrated Services, Inc., a Georgia corporation ("MSI Services" and together with MSI Solutions, "MSI") and the MSI Shareholders (as defined in the Agreement), pursuant to which Merger Sub will merge into MSI Solutions and MSI Services will merge into MSI Solutions and MSI Solutions will survive the mergers as a wholly-owned subsidiary of Eclipsys (the "Mergers"). The undersigned acknowledges that, upon the terms and subject to the conditions set forth in the Agreement, in exchange for the shares of capital stock of MSI owned by the undersigned, the undersigned is being issued the number of shares of common stock, par value $.01 per share, of Eclipsys set forth opposite the undersigned's signature on the last page of this letter (the "Shares").

         The undersigned certifies as follows:

         (a) The undersigned has been given the opportunity to ask questions of, and receive answers from, Eclipsys and MSI concerning the Mergers and matters pertaining to the Mergers and the investment in the Shares and has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information that was provided in order for the undersigned to evaluate the Mergers and the merits and risks of the Shares, to the extent Eclipsys or MSI, as the case may be, possesses such information or can acquire it without unreasonable efforts or expense, and has not been furnished any material relating to the Mergers or the investment in the Shares except as mentioned herein.

         (b) the undersigned is acquiring the Shares for the undersigned's own account, for investment purposes only, and not with a view to the resale or distribution thereof, except pursuant to effective registrations or qualifications relating thereto under the Securities Act of 1933, as amended (the "Act"), and applicable state securities or blue sky laws or pursuant to an exemption therefrom.

         (c) The offer and sale of the Shares is intended to be exempt from registration under the Act by virtue of the provisions of Regulation D promulgated under the Act, and:

                  (i) the undersigned, either alone or with the undersigned's purchaser representative, has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of the investment in the Shares; and

                  (ii) the undersigned is either (A) a natural person and either (x) the undersigned's individual net worth, or joint net worth with the undersigned's spouse, will, at the time of the investment in the Shares, exceed $1,000,000 or (y) the undersigned had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, (B) a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a person who, either alone or with such person's purchaser representative, has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the investment in the Shares, or (C) an entity all of the equity owners of which are as specified in (A) or (B).

         (d) The undersigned is not relying on Eclipsys with respect to advice as to tax, business or legal or other economic considerations involved in this investment.

         (e) The undersigned will not sell, pledge, convey or otherwise transfer the Shares without registration or qualification under the Act and applicable state securities laws or pursuant to an exemption therefrom.

         (f) The undersigned understands that the Shares have not been registered under the Act or any state's laws in reliance upon exemptions therefrom for non-public offerings. The undersigned also understands that, except as provided in the Agreement, it is not contemplated that any registration will be made under the Act.

                                            Very truly yours,

Date: June   , 1999                         ----------------------------------
           --                               Signature

----------------------
(number of Shares)                          ----------------------------------
                                            Name of Investor
                                            Address:
                                                     -------------------------

                                                     -------------------------

                                    EXHIBIT B

                            FORM OF AFFILIATE LETTER

                                   June   , 1999
                                        --
Eclipsys Corporation
777 East Atlantic Avenue
Suite 200
Delray Beach, Florida 33483

Ladies and Gentlemen:

         It is anticipated that the undersigned, as a shareholder of either MSI Solutions, Inc., a Georgia corporation ("MSI Solutions"), or MSI Integrated Services, Inc., a Georgia corporation ("MSI Services" and together with MSI Solutions, "MSI"), or as an "affiliate", as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of MSI, will receive certain shares (the "Shares") of common stock, par value of $.01 per share of Eclipsys Corporation, a Delaware corporation ("Eclipsys"), upon the consummation of the mergers (the "Mergers") of ECLP Merger Corp., a Delaware corporation and a wholly owned subsidiary of Eclipsys ("Merger Sub"), with and into MSI Solutions and of MSI Services with and into MSI Solutions, whereupon MSI Solutions shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Georgia and the separate corporate existence of Merger Sub and MSI Services shall cease, pursuant to the Agreement and Plan of Merger, dated June __, 1999 (the "Merger Agreement"), by and among Eclipsys, Merger Sub, MSI and the MSI Shareholders (as defined in the Merger Agreement).

         In connection with the receipt of the Shares by such shareholder in the Mergers, the undersigned hereby represents to and agrees with Eclipsys that the undersigned will not make any offer to sell, transfer or otherwise dispose of any of the Shares in any transaction, public or private, except in accordance with the applicable provisions of the Securities Act of 1933, as amended (the "Act"), as such Act may be hereafter from time to time amended. Moreover, the undersigned will not sell, transfer or otherwise dispose of any of the Shares, nor in any other way reduce the undersigned's risk with respect to the Shares, as contemplated by APB Opinion No. 16, until such time as financial results covering at least thirty (30) days of combined operations of Eclipsys and MSI Solutions and MSI Services have been published within the meaning of Section
201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies; provided, however, that the undersigned shall be permitted to make de minimis sales prior to the publication of such combined financial results to the extent permitted by applicable provisions of APB Opinion No. 16 and SEC Accounting Series Releases 130 and 135 of the Act.

         The undersigned further agrees that Eclipsys shall not be required to transfer any of the Shares unless (i) the transfer results from a sale of such Shares pursuant to an effective registration statement under the Act, or (ii) it shall have received an opinion of counsel, which opinion of counsel should be reasonably satisfactory to Eclipsys, to the effect that such transfer would not violate, or make the issuance of the Shares to the undersigned a violation of, the provisions of the Act. The certificate(s) representing the Shares will bear a legend to the foregoing effects.

         The undersigned represents that the undersigned does not currently have any arrangement, agreement, or understanding regarding the sale of the Shares.

                                              Very truly yours,

                                              --------------------------
                                              Name:

The foregoing is accepted
and agreed to as of the
date first above written:

ECLIPSYS CORPORATION

By:
   --------------------------
   Name:

                                    EXHIBIT C

                         FORM OF KING & SPALDING OPINION

(1) Each of MSI Solutions and MSI Services is a corporation incorporated, validly existing and in good standing under the laws of the State of Georgia.

(2) Each of MSI Solutions and MSI Services has all requisite power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement by MSI Solutions and MSI Services and the consummation by MIS Solutions and MSI Services of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of MSI Solutions and MSI Services. The Agreement constitutes the valid and binding obligation of MSI Solutions and MSI Services, enforceable against each in accordance with its terms, except (a) as rights to indemnity and contribution under the Agreement may be limited by applicable federal or state securities laws or announced public policy, (b) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, (c) as the enforceability thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in an action at law or a suit in equity) including the availability of equitable remedies, and (d) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of the MSI Shareholders has duly executed and delivered the Agreement, and the Agreement constitutes the valid and binding obligation of each MSI Shareholder, enforceable against such MSI Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(3) Except as set forth in the Agreement, the execution and delivery of the Agreement by MSI Solutions and MSI Services and the consummation by MIS Solutions and MSI Services of the transactions contemplated by the Agreement do not and will not, with the passing of time or the giving of notice, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under any term or provision of the Articles of Incorporation or Bylaws of MSI Solutions or MSI Services.

                                    EXHIBIT D

              FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

         THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT, dated as of June __, 1999 (this "Agreement"), by and among (i) ECLIPSYS CORPORATION, a Delaware corporation ("Eclipsys" or the "Company"); (ii) ECLP MERGER CORP., a Delaware corporation and a wholly owned subsidiary of ECLIPSYS ("Merger Sub"); and (iii) ANNA L. BEAN, a resident of the State of Georgia ("Bean"); MICHAEL R. COTE, a resident of the State of Georgia ("Cote"); and ROBERT J. FELDMAN, a resident of the Commonwealth of Virginia ("Feldman" and together with Bean and Cote hereinafter collectively referred to as the "Covenantors" and separately as a "Covenantor").

                              W I T N E S S E T H:

         WHEREAS, Eclipsys, Merger Sub, Covenantors, The 1997 Feldman Family Trust, MSI Solutions, Inc., a Georgia corporation ("MSI Solutions"), and MSI Integrated Services, Inc., a Georgia corporation ("MSI Services" and together with MSI Solutions, "MSI"), have entered into that certain Agreement and Plan of Merger, dated June __, 1999 (the "Merger Agreement"), pursuant to which Eclipsys will acquire MSI Solutions and MSI Services in the merger transactions more particularly described in the Merger Agreement;

         WHEREAS, Covenantors are shareholders of MSI Solutions and MSI Services, and each stands to benefit from the consummation of the transactions contemplated under the Merger Agreement;

         WHEREAS, each Covenantor acknowledges that such Covenantor is executing this Agreement in order to materially induce Eclipsys and Merger Sub to consummate the transactions contemplated under the Merger Agreement; and

         WHEREAS, each Covenantor's execution and delivery of this Agreement is a condition precedent to Eclipsys' and Merger Sub's obligations to consummate the transactions contemplated under the Merger Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          Section 1. Definitions. The following terms shall have the meanings set forth opposite each such term below:

         (a) "Covenantor Activities" shall mean the (i) development of web and application integration software tools used to support the development and deployment of application-to-application interfaces and to web-enable applications (the "Software Tools"); and (ii) the provision of implementation and consulting services to support the deployment of the Software Tools.

         (b) "Proprietary Information" shall mean, collectively, any "Trade Secrets" (as defined below) and "Confidential Information" (as defined below) of MSI and all physical embodiments of same, as may exist from time to time. For purposes of this Agreement, the term "Trade Secrets" means the whole or any portion of any scientific or technical or other information, design, process, procedure, formula, computer software product, documentation or improvement relating to the business of MSI which (1) derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. The term "Confidential Information" means any and all data and information relating to the business of MSI, other than Trade Secrets, which (1) has value to MSI; (2) is not generally known by its competitors or the public; and (3) is treated as confidential by MSI or its affiliates. To the fullest extent consistent with the foregoing and permitted by law, Proprietary Information shall include, without limitation, (i) any technical or non-technical data, design, process, procedure, formula, pattern, compilation, program, device, method, technique, drawing, financial data, financial plan and product plan; (ii) computer software programs including application, operating system, data base communication and other computer software; (iii) all modifications, enhancements and all options available with respect thereto; (iv) source and object codes, flow charts, coding sheets, routines, subroutines, compilers, assemblers, designs and related documentation and manuals; (v) production or service processes, marketing techniques and arrangements, mailing lists, purchasing information, pricing policies, quoting procedures, financial information, customer and prospect names and requirements, employee, customer, supplier and distributor data and other materials or information; and (vi) results of research and development activities, including new processes, formulae, inventions, computer related equipment or technology and design drawings and specifications. Proprietary Information does not include any data or information which, before being divulged by the Covenantor, has entered the public domain, provided that the Covenantor was not responsible directly or indirectly, for such information or data entering the public domain without the written consent of Eclipsys.

         (c) "Noncompete and Nonsolicitation Period" shall mean the period commencing on the Closing Date (as defined in Section 2 of the Merger Agreement) and ending on the second (2nd) anniversary of such date.

         (d) "Territory" shall mean the geographic areas which are within a quarter mile radius of each current client of the MSI business as set forth on Exhibit A hereto and each prospective client of the MSI business.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

         Section 2. Restrictive Covenants.

         2.1 Proprietary Information. Each Covenantor hereby agrees that, during the Noncompete and Nonsolicitation Period, that such Covenantor (i) shall hold in confidence all Proprietary Information and shall not disclose or publish such Proprietary Information without the prior written consent of Eclipsys, which consent shall be granted or withheld in Eclipsys' sole discretion and (ii) shall not use any such Proprietary Information for any purpose other than in connection with their employment with MSI Solutions without the prior written consent of Eclipsys, which consent shall be granted or withheld in Eclipsys' sole discretion. Restrictions in this paragraph are in addition to and not in lieu of protections afforded to Trade Secrets and Confidential Information under applicable law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the rights of Eclipsys under applicable law to protect Trade Secrets or Confidential Information.

         2.2      Noncompetition and Nonsolicitation.

         (a) Coverage. The parties hereto acknowledge and agree that each Covenantor is currently engaged in the Covenantor Activities throughout the Territory. Each Covenantor acknowledges that, to adequately protect the interests of Eclipsys in the business of MSI, it is essential that each noncompetition covenant and nonsolicitation covenant with respect to the business of MSI cover each of the Covenantors, all of the Covenantor Activities and the entire Territory.

         (b) Covenantor's Covenants. Each Covenantor hereby covenants and agrees that such Covenantor shall not, in any manner (other than in connection with their employment with MSI Solutions or as otherwise authorized in writing by Eclipsys, which authorization shall be granted or withheld in Eclipsys's sole discretion), during the Noncompete and Nonsolicitation Period, directly or indirectly, on such Covenantor's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder:

                  (i) engage in, have any equity or profit interest in (other than acquiring a passive investment, not in excess of 5%, of the outstanding common stock, of a public corporation whose equity securities are traded on a national securities exchange or in the over-the-counter market) make any loan to or for the benefit of, or render services of any kind to any business which engages in the Covenantor Activities in the Territory without the prior written consent of Eclipsys, which consent shall be granted or withheld in Eclipsys' sole discretion;

                  (ii) divert, solicit, attempt to solicit or accept business that falls within the Covenantor's Activities from any (a) current client of the MSI business as set forth on Exhibit A hereto, or
         (b) prospective client of the MSI business that was actively sought as a client of the MSI business at any time during the one (1) year period prior to the Closing; or

                  (iii) employ, or seek to employ, on Covenantor's behalf or on behalf of any other person, firm or corporation, any person who is or was employed in the MSI business as of the Closing Date, without the prior written consent of Eclipsys, which consent shall be granted or withheld at Eclipsys' sole discretion.

         2.3 Covenantor Standstill. Each Covenantor hereby covenants and agrees that, during the Noncompete and Nonsolicitation Period, that such Covenantor shall not in any manner, directly or indirectly, employ or seek to employ on behalf of any Covenantor or on behalf of any other person, firm or corporation, any employee of Eclipsys or any of its subsidiaries, including any employee providing services for the MSI business, who was introduced to such Covenantor and with whom such Covenantor or any personnel or representatives thereof had substantive discussions in connection with the consummation of the transactions contemplated under the Merger Agreement, without the prior written consent of Eclipsys, which consent shall be granted or withheld at Eclipsys' sole discretion.

         2.4 Severability. If a judicial determination is made that any of the provisions of this Section 2 constitutes an unreasonable or otherwise unenforceable restriction against any of the parties hereto, the provisions of this Section 2 shall be rendered void only to the extent that such judicial determination finds such provision to be unreasonable or otherwise unenforceable. In this regard, each of the parties hereto hereby agrees that any judicial authority construing this Agreement shall be empowered to sever or modify any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 2 and to apply the provisions of this Section 2 to the remaining portion of the Territory, the remaining business activities or the remaining time period not so severed or modified by such judicial authority. Moreover, notwithstanding the fact that any provision of this Section 2 is determined not to be specifically enforceable, each of the parties hereto shall nevertheless be entitled to recover monetary damages as a result of any breach of any such provision. The time period during which the prohibitions set forth in this Section 2 shall apply shall be tolled and suspended as to each applicable party for a period equal to the aggregate quantity of time during which such party violates such prohibitions in any respect.

         2.5 Injunctive Relief. Each Covenantor hereby agrees that any remedy at law for any breach of the provisions contained in Sections 2.2 and 2.3 hereof shall be inadequate and that Eclipsys shall be entitled to injunctive relief in addition to any other remedy Eclipsys might have under this Agreement.

         Section 3.  Miscellaneous.

         3.1 Enforcement. The parties hereto further acknowledge and agree that Covenantors are executing and delivering this Agreement in order to materially induce Eclipsys and Merger Sub to consummate the transactions contemplated under the Merger Agreement. Each of the Covenantors acknowledge and agree that in the event any such Covenantor's employment with MSI Solutions terminates for any reason whatsoever, such Covenantor will be able to earn a livelihood without violating the covenants set forth in this Agreement.

         3.2 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Eclipsys and its respective successors and assigns and upon Covenantors and each of their respective successors, assigns, representatives, executors, heirs and beneficiaries; provided, however, that neither Eclipsys nor Covenantors shall be entitled to delegate or assign any of their respective obligations hereunder.

         3.3 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia without regard to the choice of law rules of the State of Georgia.

         3.4 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         3.5 Notices. All notices, requests, demands and other communications hereunder will be in writing signed by the party making the same and will be mailed to the parties at the addresses shown below (or at such other addresses as will be given in writing by the parties to one another) and will be effective and deemed given if sent by registered or certified mail addressed to the respective parties as follows:

                  To Eclipsys and Merger Sub:

                           Eclipsys Corporation
                           777 East Atlantic Avenue
                           Suite 200
                           Delray Beach, Florida 33483
                           Attn:  Jack Risenhoover, General Counsel

                  To Bean:

                           Anna L. Bean
                           18 Peppertree Court
                           Marietta, Georgia 30068

                           with a copy to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303
                           Attn:  William R. Spalding, Esq.

                  To Cote:

                           Michael R. Cote
                           1650 Lazy River Lane
                           Atlanta, Georgia 30350
                           with a copy to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303
                           Attn:  William R. Spalding, Esq.

                  To Feldman:

                           Robert J. Feldman
                           1909 Thomas Bishop Lane
                           Virginia Beach, Virginia 23454

                           with a copy to:

                           King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303
                           Attn:  William R. Spalding, Esq.

         3.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

         3.7 Jurisdiction and Forum. By execution and delivery of this Agreement, each of the parties hereto hereby agrees that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any state or federal court in the State of Georgia and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction.

         3.8 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         3.9 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                ECLIPSYS CORPORATION

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------

                                                ECLP MERGER CORP.

                                                By:
                                                   -----------------------------
                                                Title:
                                                      --------------------------


                                                ANNA L. BEAN

                                                --------------------------------
                                                Anna L. Bean

                                                MICHAEL R. COTE

                                                --------------------------------
                                                Michael R. Cote

                                                ROBERT J. FELDMAN

                                                --------------------------------
                                                Robert J. Feldman

                                    EXHIBIT E

                        FORM OF HALE AND DORR LLP OPINION

(1) Each of Eclipsys and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(2) Each of Eclipsys and Merger Sub has all requisite power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution and delivery by Eclipsys and Merger Sub of the Agreement and the consummation by Eclipsys and Merger Sub of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Eclipsys and Merger Sub. The Agreement has been duly and validly executed and delivered by Eclipsys and Merger Sub and constitutes the valid and binding obligation of Eclipsys and Merger Sub, enforceable against Eclipsys and Merger Sub in accordance with its terms, except (a) as rights to indemnity and contribution under the Agreement may be limited by applicable federal or state securities laws or announced public policy, (b) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, (c) as the enforceability thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in an action at law or a suit in equity) including the availability of equitable remedies, and (d) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(3) Except as set forth in the Agreement, the execution and delivery of the Agreement by Eclipsys and Merger Sub and the consummation by Eclipsys and Merger Sub of the transactions contemplated by the Agreement do not and will not, with the passing of time or the giving of notice, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under any term or provision of the Certificate of Incorporation or Bylaws of Eclipsys or Merger Sub.

(4) The shares of Eclipsys Stock to be issued in connection with the Mergers have been duly authorized for issuance and, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

\                                    EXHIBIT F

                                MSI SHAREHOLDERS

           NAME                        % INTEREST              MAXIMUM LIABILITY
           ----                        ----------              -----------------
  ANNA L. BEAN                              54.3%                     $3,258,000

  ROBERT J. FELDMAN                         24.4                       1,464,000

  THE 1997 FELDMAN FAMILY TRUST             16.3                         978,000

  MICHAEL R. COTE                            5.0                         300,000
                                            ----                      ----------

                                           100.00%                    $6,000,000
                                           ======                      =========